Exhibit (a)(1)

                           CONGOLEUM CORPORATION

                   OFFER TO EXCHANGE OUTSTANDING OPTIONS
                              FOR NEW OPTIONS


                 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
             12:00, MIDNIGHT, EASTERN TIME, ON JANUARY 3, 2002,
           UNLESS THE OFFER IS EXTENDED BY CONGOLEUM CORPORATION.


         Congoleum Corporation, a Delaware Corporation ("Congoleum," "we" or "us"), is offering its eligible employees and directors to exchange all outstanding options to purchase shares of our Class A common stock (the "common stock") granted to them under Congoleum's 1995 Stock Option Plan, as amended (the "1995 plan"), or Congoleum's 1999 Stock Option Plan For Non-Employee Directors (the "1999 plan"), for new options to be granted under those same plans and pursuant to a new stock option agreement to be entered into between the option holder and us and upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal. We currently expect to grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options tendered and accepted by us for exchange. The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by the option holder and accepted by us for exchange. We refer to this offer to exchange and the related letter of transmittal, with any amendments or supplements to them, as the "offer."

         With respect to options held by you granted under the 1995 plan, you are eligible to participate in this exchange only if you are a current employee of Congoleum or one of its affiliates and are a resident of the United States. With respect to options held by you granted under the 1999 plan, you are eligible to participate in this exchange only if you are a non-employee director of Congoleum and are a resident of the United States. Moreover, you will only be entitled to receive new options in exchange for the options you tender and which we accept for exchange if you maintain your current status as an employee or director, as applicable, from the date you tender your options through the date we grant the new options.

         The offer is not conditioned upon a minimum number of options being tendered cumulatively by all eligible option holders. We currently expect that we will accept for exchange and cancel all options properly tendered and not thereafter validly withdrawn. The offer is subject to the conditions set forth in this offer to exchange including the conditions set forth in Section 6. You are not required to tender any of your options. If, however, you elect to participate in this exchange, you must tender all outstanding options granted to you.

         All new options granted will be subject to the terms of the 1995 plan or 1999 plan, as applicable, and the new stock option agreement to be entered into between us and you. (See Section 8)

         The exercise price of the new options will be equal to the last reported sale price of our common stock on the American Stock Exchange for the last preceding date prior to the date we grant the new options on which there was a sale of our common stock on the American Stock Exchange. If our common stock is not listed on the American Stock Exchange, the exercise price of the new options will be determined as provided in the 1995 plan or the 1999 plan, as applicable.

         Each new option issued under the 1995 plan will vest and become exercisable with respect to 20% of the shares of our common stock subject to that new option on each anniversary of the date we grant that new option, beginning on the first anniversary of the date we grant that new option. Each new option issued under the 1999 plan will vest and become exercisable with respect to all of the shares of our common stock subject to that new option six months after the date we grant that new option. The other terms and conditions of the new options will be substantially the same as the terms and conditions set forth in the option agreements relating to the options that are tendered pursuant to the offer and accepted by us for exchange.

         Neither we nor our board of directors or compensation committee makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender options. We have been advised that most of our executive officers and directors intend to tender options pursuant to this offer.

         Shares of our common stock are quoted on the American Stock Exchange under the symbol "CGM." As of November 30, 2001, the closing price of our common stock on the American Stock Exchange was $1.87 per share. We urge you to obtain current market quotations for our common stock before deciding whether to tender your options. (See Section 7)

         You should direct questions or requests for assistance or for additional copies of this offer to exchange or the letter of transmittal to Howard N. Feist, our Chief Financial Officer, or Sidharth Nayar, our Senior Vice President - Finance, at Congoleum Corporation, 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127.



December 4, 2001

                                    ii




                                 IMPORTANT


         If you wish to tender your options for exchange you must complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, and mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options, to us at our address set forth on the letter of transmittal before 12:00 Midnight, Eastern time, on January 3, 2002 (i.e., just prior to 12:01 a.m. on January 4, 2002).

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to the other information that we have referred you to. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than those contained herein or in the related letter of transmittal. If anyone makes any recommendations or gives any information or representations to you, you must not rely upon that recommendation, information or authorization as having been authorized by us.

                                    iii





                             TABLE OF CONTENTS

TABLE OF CONTENTS...........................................................iv
SUMMARY TERM SHEET...........................................................1
INTRODUCTION.................................................................7
THE OFFER....................................................................8
1.    NUMBER OF OPTIONS; EXPIRATION DATE.....................................8
2.    PURPOSE OF THE OFFER...................................................9
3.    PROCEDURE FOR TENDERING OPTIONS.......................................10
4.    WITHDRAWAL RIGHTS.....................................................11
5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND
      ISSUANCE OF NEW OPTIONS...............................................12
6.    CERTAIN CONDITIONS OF THE OFFER.......................................12
7.    PRICE RANGE OF THE COMMON STOCK UNDERLYING THE OPTIONS................15
8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS..............15
9.    CERTAIN INFORMATION ABOUT US AND OUR CONTROLLING PERSONS..............20
10.   INTERESTS OF DIRECTORS AND OFFICERS AND CONTROLLING PERSONS;
      TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS..................23
11.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
      CONSEQUENCES OF THE OFFER.............................................24
12.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...........................25
13.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................25
14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT............................26
15.   FEES AND EXPENSES.....................................................27
16.   ADDITIONAL INFORMATION................................................27
17.   FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.............................29
SCHEDULE A.................................................................A-1


                                    iv



                             SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections of this offer to exchange where you can find a more complete description of the topics in this summary.

What are we offering to exchange?

         We are offering our eligible employees and directors to exchange all outstanding stock options granted to them under the 1995 plan or the 1999 plan. In exchange for options tendered for exchange, we expect to grant new options to purchase our common stock under the 1995 plan for those tendered options previously granted under the 1995 plan, and we expect to grant new options for the purchase of our common stock under the 1999 plan for those tendered options previously granted under the 1999 plan. (See Section 1)

Who is eligible to participate?

         To be eligible to participate in the exchange for new options to be granted under the 1995 plan, you must be an employee of Congoleum or one of its affiliates and a resident of the United States on the date the offer is made through the date we issue the new options. To be eligible to participate in the exchange for new options to be granted under the 1999 plan, you must be a non-employee director of Congoleum and a resident of the United States on the date the offer is made through the date the offer expires. (See Introduction)

Why are we making the offer?

         We believe that increasing employee and director ownership of our stock helps motivate high levels of performance by these persons and provides an effective means of recognizing contributions made by them to our success. Our outstanding stock options under the 1995 plan and the 1999 plan, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe most, if not all, of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, which we believe will create better performance incentives for our employees and directors and thereby maximize shareholder value. (See Section 2)

How many shares of common stock will be subject to the new options I receive in exchange for the options I tender?

         The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by the option holder and accepted by us for exchange. In order to receive the new options, you must enter into a new stock option agreement between you and us. (See Sections 1 and 8)

                                    1


What will the exercise price of the new options be?

         The exercise price of the new options will be equal to the last reported sale price of our common stock on the American Stock Exchange for the last preceding date prior to the date we grant the new options on which there was a sale of our common stock on the American Stock Exchange. If our common stock is not listed on the American Stock Exchange, the exercise price of the new options will be determined as provided for in the 1995 plan or the 1999 plan, as applicable. We cannot predict the exercise price of the new options. Because we will not grant new options until at least six months and one day after the date we cancel options tendered and accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options. (See Section 8)

What is the vesting schedule for the new options?

         Each new option issued under the 1995 plan will vest and become exercisable with respect to 20% of the shares of our common stock subject to that new option on each anniversary of the date we grant that new option, beginning on the first anniversary of the date we grant that new option. Each new option issued under the 1999 plan will vest and become exercisable with respect to all of the shares of our common stock subject to that new option six months after the date we grant that new option.

         In the event of the death of a holder of a new option issued under the 1995 plan (a) while an employee of Congoleum or one of its affiliates,
(b) within three months after termination of employment with Congoleum or one of its affiliates because of retirement or (c) within 12 months after termination of employment because of disability, the new option will automatically vest 100% and will be exercisable for a period of 12 months following the death of the holder, but not later than 10 years after the date we grant the new option.

         New options granted under the 1995 plan will automatically vest 100% upon a change of control of Congoleum (as defined in the 1995 plan).

         New options granted under the 1999 plan will automatically vest 100% on the date that the option holder no longer serves as a member of our board of directors for any reason. (See Section 8)

Do I have to tender all of my options?

         You are not required to tender any of your options. However, if you elect to participate in this exchange then you must tender all outstanding options granted to you. (See Section 5)

Why not simply reprice the current option?

         "Repricing" existing options would result in variable accounting for such options, which may require us for financial reporting purposes to record additional compensation expense each quarter until such repriced options are exercised, canceled or expired. (See Section 11)

                                     2


Why can't I just be granted additional options?

         Granting large numbers of new options could have a negative dilutive effect on our outstanding shares and a negative impact on our earnings per share. In addition, there are not enough shares of our common stock reserved for issuance under the 1995 plan to grant to the employees eligible to participate in the offer additional options to purchase that number of shares of our common stock that are subject to their outstanding options. In order for us to be able to issue under the 1995 plan additional options to purchase that number of shares of our common stock, as well as have a sufficient number of shares of stock reserved under the 1995 plan for future issuances of options to our employees, we would have to amend the 1995 plan, which amendment would require shareholder approval. To obtain such approval, we would have to incur costs and endure time delays to satisfy federal and state laws relating to obtaining this approval. (See
Section 11)

What are the conditions to the offer?

         The offer is not conditioned upon a minimum number of options being tendered cumulatively by all eligible holders. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. (See Section 6)

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

          While we intend to continue to review the option grants of all employees and directors from time to time as part of our normal compensation program, if we accept and cancel the options you tender in connection with the offer, we do not intend to grant to you any options during the time that the offer is open until a date that is at least six months and one day after the date that we cancel the tendered options. We have determined that it is necessary for us not to grant any additional options during such period to employees or directors of Congoleum or one of our affiliates who tender their options in the offer to avoid incurring compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.
(See Sections 5 and 11)

When will I receive my new options?

         We expect to grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted by us for exchange, provided that you have properly executed and delivered to us a new stock option agreement. (See Sections 5 and 8)

Why won't my new options be granted immediately after the expiration date of the offer?

         If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. (See Section 11)

                                     3


When does this offer expire? Can this offer be extended, and if so, how will I be notified if it is extended?

         The offer expires on January 3, 2002, at 12:00 Midnight, Eastern time, unless it is extended by us. No exceptions will be made to this deadline.

         Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we cannot assure you of how long that extension will be.

         If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration of the offer. (See Sections 1 and 14)

How do I tender my options?

         If you decide to tender your options, you must deliver, before 12:00 Midnight, Eastern time, on January 3, 2002 (i.e., just prior to 12:01 a.m. on January 4, 2002), a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Howard N. Feist, our Chief Financial Officer, or Sidharth Nayar, our Senior Vice President - Finance, at Congoleum Corporation, 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127.

         If the offer is extended by us beyond that time, you must deliver these documents before the extended expiration of the offer.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options, that have not been validly withdrawn, promptly after the expiration of the offer. (See Section 3)

         The method of delivery of all documents, including letters of transmittal, option agreement(s) and any other required documents, is at the election and risk of the tendering option holder. You should not assume that Congoleum has received these documents unless and until you have received confirmation from Congoleum that it has received them. Please keep a copy of all documents. Congoleum will not be responsible for any documents sent by you but not received by Congoleum, including as a result of any lost mail, whether interoffice or otherwise. In all cases, you should allow sufficient time to ensure timely delivery.

During what period of time can I withdraw previously tendered options?

         You may withdraw your tendered options at any time before 12:00 Midnight, Eastern time, on January 3, 2002 (i.e., just prior to 12:01 a.m. on January 4, 2002). If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a properly completed change of election/withdrawal form while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. You will also have the right to withdraw your tendered options after the expiration of 40 business days from the date of

                                     4


commencement of this offer, or January 31, 2002, unless your tendered options have been accepted for exchange at that time. We intend to make our decision to either accept or reject all properly tendered options on the business day after this offer expires. (See Section 4)

What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

         Nothing. If you do not accept the offer, or if we do not accept your tendered options, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options. (See Section 1)

Will I have to pay U.S. federal income taxes if I exchange my options in this offer?

         If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for U.S. federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of participating in the offer. (See
Section 13)

What are the accounting consequences to Congoleum of making this offer?

         Neither the new options nor the options that are not returned under this offer will be treated for financial reporting purposes as variable awards. (See Section 11)

What happens if Congoleum is acquired during the period after my options are canceled but before I am granted new options?

         While we currently have no plans to enter into any such transaction, it is possible that prior to the new option grant we might enter into an agreement for a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation.

         We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders. This could include terminating your right to receive new options under the offer. If we were to terminate your right to receive new options under the offer in connection with such transaction, employees and directors of Congoleum or its affiliates who tendered options for cancellation pursuant to the offer and whose options were canceled would not receive new options to purchase our stock, or securities of the acquirer or any other consideration for their tendered and canceled options. (See Sections 2 and 5)

What does management and Congoleum's board of directors and compensation committee think of the offer?

         Although our compensation committee has approved this offer, neither management nor the board of directors or the compensation committee makes any recommendation as to whether you should tender or refrain from tendering your options. You should consult with your own

                                     5


personal advisors if you have questions about your financial or tax situation. You must make your own decision whether to tender your options. (See Section 2)

         We have been advised that most of our executive officers and directors intend to tender options pursuant to the offer. (See Section 10)

Who should I contact if I have questions about the offer?

         For additional information or assistance, you may contact:

         Howard N. Feist, our Chief Financial Officer, at
         Congoleum Corporation
         3500 Quakerbridge Road
         P.O. Box 3127
         Mercerville, New Jersey 08619-0127
         Telephone:  (609) 584-3586

         or

         Sidharth Nayar, our Senior Vice President - Finance, at
         Congoleum Corporation
         3500 Quakerbridge Road
         P.O. Box 3127
         Mercerville, New Jersey 08619-0127
         Telephone:  (609) 584-3587

                                     6


                                INTRODUCTION

         Congoleum Corporation, a Delaware corporation ("Congoleum," "we" or "us"), is offering its eligible employees and directors to exchange all outstanding options to purchase shares of our Class A common stock (the "common stock") granted to them under Congoleum's 1995 Stock Option Plan, as amended (the "1995 plan"), or Congoleum's 1999 Stock Option Plan For Non-Employee Directors (the "1999 plan"), for new options. The shares of common stock underlying the new options will be subject to vesting and other restrictions contained in the 1995 plan or the 1999 plan, as applicable, and the new stock option agreement to be entered into between you and us. (See Section 8) Our offer is made upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal. We refer to this offer to exchange and the related letter of transmittal, with any amendments or supplements to them, as the "offer."

         This offer is not conditioned upon a minimum number of options being tendered cumulatively by all eligible option holders. The offer is, however, subject to other conditions. (See Section 6)

         With respect to options held by you granted under the 1995 plan, you are eligible to participate in this exchange only if you are a current employee of Congoleum or one of its affiliates and a resident of the United States on the date the offer is made through the date we issue the new options. With respect to options held by you granted under the 1999 plan, you are eligible to participate in this exchange only if you are a non-employee director of Congoleum and a resident of the United States on the date the offer is made through the date we issue the new options. All options properly tendered and not validly withdrawn will be exchanged for new options, subject to the terms and the conditions of the offer. You are not required to tender any of your options. If, however, you elect to participate in this exchange, you must tender all outstanding options granted to you. The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by the option holder and accepted by us for exchange. All options accepted by us pursuant to this offer will be canceled.

         Neither we nor our board of directors or compensation committee makes any recommendation as to whether you should tender or refrain from tendering your options for exchange. You must make your own decision whether to tender options. We have been advised that most of our executive officers and directors intend to tender options pursuant to this offer.

         As of December 3, 2001, 686,500 shares of our common stock were reserved for issuance with respect to options granted and outstanding under the 1995 plan and the 1999 plan. The exercise prices of these outstanding options ranges from $3.00 to $13.00 per share. The options we are offering to exchange represent approximately 100% of our total stock options granted and outstanding as of such date.

         Our common stock is quoted on the American Stock Exchange under the symbol "CGM." On November 30, 2001, the last reported sale price of our common stock on the American Stock Exchange was $1.87 per share. We urge you to obtain current market quotations for our common stock before making the decision whether to tender your options. (See Section 7)

                                     7


                                 THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE.

         We expect to grant new options under the 1995 plan and the 1999 plan to eligible employees and directors in exchange for all outstanding options under those plans that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. The new options granted in exchange for options previously granted under the 1995 plan will be granted under the 1995 plan, and new options issued in exchange for options previously granted under the 1999 plan will be issued under the 1999 plan. The exchange is subject to the terms and conditions of the offer. You are not required to tender any of your options. If, however, you elect to participate in this exchange you must tender all options granted to you. If you elect to not participate in the exchange, or if we do not accept your tendered options, you will not receive any new options, and no changes will be made to your current options.

         The number of shares of our common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options exchanged by the option holder and accepted by us for exchange.

         The number of shares of common stock underlying the new options will be adjusted for any stock splits, stock dividends, reverse stock splits, combinations and similar events affecting Congoleum's common stock completed after the expiration date and prior to the granting of the new options.

         The "expiration date" of the offer is 12:00 Midnight, Eastern time, on January 3, 2002 (i.e., just prior to 12:01 a.m. on January 4, 2002). However, if in our discretion we extend the period of time during which the offer will remain open, the term "expiration date" shall refer to the latest time and date at which the offer, as so extended, expires. See
Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will publish notice of the action and extend the offer for a period of ten business days after the date of the publication:

         (a) (1) we increase or decrease the amount of consideration offered for the options;

             (2) we decrease the number of options eligible to be tendered in the offer; or

             (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time.

                                     8


2.       PURPOSE OF THE OFFER.

         We believe that increasing employee and director ownership of our stock helps motivate high levels of performance by these persons and provides an effective means of recognizing contributions made by them to our success. Our outstanding stock options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. The closing price of our common stock on November 30, 2001, as reported on the American Stock Exchange, was $1.87 per share. We believe most, if not all, of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of our common stock on the grant date, we intend to provide our employees and directors with the benefit of owning options that over time may have a greater potential to increase in value, which we believe will create better performance incentives for our employees and directors and thereby maximize shareholder value.

         Except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

                  (1) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

                  (2) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

                  (3) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                  (4) any change in our present board of directors or management, including, but not limited to, a change in the number or the term of directors or to fill any existing vacancies on the board of directors, or any change in an executive officer's material terms of employment;

                  (5) any other material change in our corporate structure or business;

                  (6) our common stock not being listed on a national securities exchange;

                  (7) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

                  (8) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

                  (9) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

                  (10) any change in our certificate of incorporation or by-laws, or any actions which may impede the acquisition of control of us by any person.

         In the event of a merger or similar transaction, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in

                                     9


the best interest of our company and our shareholders. This could include terminating your right to receive new options under the offer. If we were to terminate your right to receive new options under the offer in connection with such transaction, employees and directors of Congoleum or its affiliates who tendered options for cancellation pursuant to the offer and whose options were canceled would not receive new options to purchase our stock, or securities of the acquirer or any other consideration for their tendered and canceled options.

         Neither we nor our board of directors or compensation committee makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own financial, legal and tax advisors. You must make your own decision whether to tender your options for exchange.

3.       PROCEDURE FOR TENDERING OPTIONS.

         Proper Tender of Options.

         To validly tender your options in the offer, a properly completed and executed letter of transmittal and any other required documentation must be received by the persons specified and at our address or fax number listed on the back cover of this offer to exchange before 12:00 Midnight, Eastern time, on January 3, 2002 (i.e., just prior to 12:01 a.m. on January 4, 2002), the scheduled expiration date of the offer. If the offer is extended by us beyond that time, you must tender your options prior to the extended expiration of the offer.

         The method of delivery of all documents, including letters of transmittal, option agreement(s) and any other required documents, is at the election and risk of the tendering option holder. You should not assume that Congoleum has received these documents unless and until you have received confirmation from Congoleum that it has received them. Please keep a copy of all documents. Congoleum will not be responsible for any documents sent by you but not received by Congoleum, including as a result of any lost mail, whether interoffice or otherwise. In all cases, you should allow sufficient time to ensure timely delivery.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options will be determined by us, in our sole discretion. Our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

                                    10


         Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer. Our acceptance of your tendered options for cancellation and exchange pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options, that have not been validly withdrawn, promptly after the expiration of the offer.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before 12:00 Midnight, Eastern time, on January 3, 2002 (i.e., just prior to 12:01 a.m. on January 4, 2002). If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for cancellation and exchange before 12:00 midnight, Eastern time, on January 3, 2001, you may withdraw your tendered options at any time thereafter.

         To validly withdraw tendered options, you must deliver to the person(s) specified and at our address or fax number listed on the back cover of this offer to exchange, a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn.

         Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement(s) evidencing the options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

         Neither Congoleum nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

                                    11


5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this offer (including our rights to extend, terminate and amend the offer) and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. If your options are properly tendered and accepted for exchange on January 3, 2002, the scheduled expiration date of the offer, we currently expect to cancel those options on January 4, 2002, the first business day following the scheduled expiration date of the offer. If we cancel all tendered options on January 4, 2002, we currently expect to grant the new options on or about July 5, 2002, the first business day that is at least six months and one day after the date we currently expect to cancel all tendered options. If we extend the expiration date, then the date we cancel any tendered options and grant the new options will also be correspondingly extended.

         For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options, that have not been validly withdrawn, promptly after the expiration of the offer.

         The offer is not conditioned upon a minimum number of options being tendered cumulatively by all eligible option holders. If, however, you elect to participate in the exchange, you must tender all outstanding options granted to you.

         If you are not an employee or director of Congoleum, as applicable, from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange and canceled.

         While we intend to continue to review the option grants of all employees and directors from time to time as part of our normal compensation program, if we accept and cancel the options you tender in connection with the offer, we do not intend to grant to you any options during the time that the offer is open until a date that is at least six months and one day after the date that we cancel the tendered options. We have determined that it is necessary for us not to grant any additional options during such period to employees or directors of Congoleum or one of our affiliates who tender their options in the offer to avoid incurring compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.


6.       CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after December 4, 2001 and prior to the expiration date any of the following events has occurred, or

                                    12


has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Congoleum or our affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our affiliates or materially impair the benefits we believe we will receive from the offer;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our affiliates, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (3) materially impair the benefits we believe we will receive from the offer; or

                  (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Congoleum or our affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our affiliates or materially impair the benefits we believe we will receive from the offer;

         (c) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

         (d) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

         (e) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

         (f) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                                    13


         (g) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Congoleum or our affiliates or on the trading in our common stock;

         (h) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

         (i) in the case of any of the foregoing occurrences referenced in paragraphs (c) through (h) above existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

         (j) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10%, measured during any time period after the close of business on December 4, 2001;

         (k) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

         (l) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (1) except for American Biltrite Inc. ("American Biltrite") or any of its affiliates, any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 4, 2001;

                  (2) except for American Biltrite or any of its affiliates, any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 4, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (3) except for American Biltrite or any of its affiliates, any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our affiliates or any of the assets or securities of us or any of our affiliates; or

                                    14


         (m) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Congoleum or our affiliates that, in our reasonable judgment, is or may be material to Congoleum or our affiliates.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.


7.       PRICE RANGE OF THE COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the American Stock Exchange under the symbol "CGM." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by American Stock Exchange.


Quarter Ended                                                 High        Low
-------------                                                 ----        ---

December 31, 2001 (through November 30, 2001)                 $2.25     $ 1.55
September 30, 2001..........................................   3.28       1.60
June 30, 2001     ..........................................   3.85       1.62
March 31, 2001    ..........................................   3.38       1.35

December 31, 2000 ..........................................   4.69       2.00
September 30, 2000..........................................   5.38       3.63
June 30, 2000     ..........................................   4.38       2.63
March 31, 2000    ..........................................   4.06       2.88


         As of November 30, 2001, the last reported sale price of our common stock, as quoted on the American Stock Exchange, was $1.87 per share.

         We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.


8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         Consideration.

         We will issue new options to purchase our common stock under the 1995 plan in exchange for outstanding options granted under the 1995 plan and properly tendered by an eligible employee and accepted for exchange by us, and we will issue new options to purchase our common stock under the 1999 plan in exchange for outstanding options granted under the 1999 plan and properly tendered by an eligible director and accepted by us for exchange. The number of shares of common stock subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by the option

                                    15


holder and accepted by us for exchange. As of December 3, 2001, there were outstanding options to purchase 686,500 shares of our common stock granted to eligible employees and directors. Accordingly, assuming all eligible option holders elect to participate in this exchange and we accept all the options tendered for exchange by them, we will grant new options representing the right to purchase 686,500 shares of our common stock. Because we will not grant new options until at least six months and one day after the date we cancel options tendered and accepted for exchange, the new options may have a higher exercise price than some or all of your current options.

         Terms of New Options.

         Any new options issued pursuant to the 1995 plan will be subject to all of the terms and conditions of the 1995 plan, and any new options issued pursuant to the 1999 plan will be subject to all of the terms and conditions of the 1999 plan. In order to receive new options, the tendering option holder must enter into a new stock option agreement with us. The stock option agreement to be entered into between you us for new options granted under the 1995 plan will be substantially the same as the form of stock option agreement attached as Exhibit (d)(4) to our Tender Offer Statement on Schedule TO that we filed with the SEC on December 4, 2001, and the stock option agreement to be entered into between you us for new options granted under the 1999 plan will be substantially the same as the form of stock option agreement attached as Exhibit (d)(5) to that Schedule TO. Our statements concerning the 1995 plan and the 1999 plan and the new options are merely summaries and do not purport to be complete. All statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1995 plan and the 1999 plan and the new stock option agreement entered into between you and us. Please contact Howard N. Feist, Chief Financial Officer, or Sidharth Nayar, our Senior Vice President - Finance, at Congoleum Corporation, 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127, to receive copies of the 1995 plan, the 1999 plan or a form of new stock option agreement. Copies will be furnished promptly at our expense.

         1995 Plan.

         General Information. The maximum number of shares of our common stock issuable pursuant to options granted under the 1995 plan is 800,000 shares. No one person may receive options to purchase more than 200,000 shares under the 1995 plan in any one calendar year. The 1995 plan authorizes us to issue nonqualified stock options or incentive stock options under the 1995 plan. Shares of our common stock that are subject to options granted under the 1995 plan that are forfeited, canceled, exchanged or surrendered or the option otherwise terminates or expires are available for re-grant under the 1995 plan. Options granted under the 1995 plan may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, provided that incentive stock options may not be granted to independent contractors of Congoleum. All options that have been granted under the 1995 plan to employees eligible to participate in the offer are nonqualified options. New options granted under the 1995 plan in exchange for those options will also be nonqualified stock options.

         Administration. The 1995 plan is administered by a committee of our board of directors (the "compensation committee"). Subject to the provisions of the 1995 plan, the compensation committee has authority to administer the 1995 plan and to exercise all the powers and authorities either specifically granted to it under the 1995 plan or necessary or advisable


                                    16


in the administration of the 1995 plan, including without limitation determining the employees to whom options will be granted, the form and amount of the options, the date of grant of any option, vesting periods for the options and other terms of each option.

         Term. The term of each option granted under the 1995 plan is fixed by the compensation committee, but may not exceed 10 years from the date of grant. The new options to be granted pursuant to the offer will generally have a term of 10 years from the date of grant.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, determined pursuant to the terms of the 1995 plan which, provided that our common stock is listed on the American Stock Exchange, will be the last reported sale price of our common stock on the American Stock Exchange for the last preceding date prior to the date we grant the new options on which there was a sale of our common stock on the American Stock Exchange. Because we will not grant new options until at least six months and one day after the date we cancel options tendered and accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         Payment of Exercise Price. Exercise of options under the 1995 plan may be paid in cash or by an exchange of shares of our common stock previously owned by the option holder, or a combination of both, in an amount having a combined value equal to the exercise price.

         Vesting and Exercise. The compensation committee, has the authority to determine at what time or times each option may be exercised. The stock option agreement relating to an option grant will include the vesting schedule of the shares of our common stock issuable pursuant to that option. The exercisability of options may be accelerated by the compensation committee. We expect that the new options granted under the 1995 plan will vest and become exercisable with respect to 20% of the shares of our common stock subject to that new option on each anniversary of the date we grant that new option, beginning on the first anniversary of the date we grant that new option.

         In the event of the death of a holder of a new option issued under the 1995 plan (a) while an employee of Congoleum or one of its affiliates,
(b) within three months after termination of employment with Congoleum or one of its affiliates because of retirement or (c) within 12 months after termination of employment because of disability, the new option will automatically vest 100% and will be exercisable for a period of 12 months following the death of the holder, but not later than 10 years after the date we grant the new option.

         In the event we undergo a change of control, all options granted and outstanding under the 1995 plan shall vest 100% and become fully exercisable.

         A "change of control" occurs if:

                  (a) any person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an exempt person (defined below), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly of our securities

                                     17


                        representing 50% or more of the combined voting power of our then outstanding securities;

                  (b) during any period of two consecutive years, individuals who at the beginning of that two-year period constitute our entire board of directors, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction of the type referred to in paragraphs (a), (c) or (d) of this definition of change of control) whose election to our board of directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of that two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of our board of directors;

                  (c) our shareholders approve a merger or consolidation of Congoleum with any other corporation, other than

                        (i) a merger or consolidation which would result in our voting securities outstanding immediately prior to the consummation of that transaction representing 50% or more of the combined voting power of the surviving or parent entity outstanding immediately after the merger or consummation, or

                        (ii)  a merger or consolidation effected to
                              implement a recapitalization of Congoleum (or similar transaction) in which no person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an exempt person (defined below), acquires 50% or more of the combined voting power of our then outstanding securities; or

                  (d) our shareholders approve a plan of complete liquidation of Congoleum or an agreement for the sale of all, or substantially all of, our assets.

         For purposes of the 1995 plan, an "exempt person" means (a) Congoleum, (b) any trustee or other fiduciary holding securities under an employee benefit plan of Congoleum, (c) any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of Congoleum, or (d) any person or group of person who, immediately prior to the adoption of the 1995 plan, owned more than 50% of the combined voting power of our then outstanding voting securities.

         Adjustments. If the compensation committee determines that any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of option holders under the 1995 plan, then the compensation committee shall make equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of shares of stock which may thereafter be issued pursuant to the options granted under the 1995 plan, (b) the number and kind of shares of

                                    18


stock issued or issuable with respect to outstanding options granted under the 1995 plan and (c) the exercise price, grant price or purchase price relating to any option granted under the 1995 plan.

         Termination. The 1995 plan generally provides that an option may not be exercised unless the option holder is employed or maintains an independent contractor relationship with Congoleum and has continued to be employed, or continuously maintained his or her relationship as an independent contractor, with Congoleum since the date of grant of the option. However, the 1995 plan provides that the terms of the stock option agreement relating to an option grant may extend the period of exercisability of an option, in the event of terminations specified in the stock option agreement, to a date not later than the expiration date of the option.

         1999 Plan.

         General Information. Options granted under the 1999 plan will be granted to non-employee directors. The maximum number of shares of our common stock issuable pursuant to options granted under the 1999 plan is 50,000 shares of our common stock. No one non-employee director may receive options to purchase more than 50,000 shares of our common stock under the 1999 plan. In no event may any non-employee director receive options granted under the 1999 plan representing an aggregate number of shares of our common stock in excess of 1% of our stock outstanding as of the date of the grant. Options granted under the 1999 plan will be nonqualified stock options.

         Administration. The 1999 plan is administered by a committee of our board of directors consisting of two or more directors appointed by our board of directors.

         Term. Each option granted under the 1999 plan expires on the date that is 10 years from the date of grant.

         Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to 100% of the fair market value of our common stock on the date of the grant of the new options, determined pursuant to the terms of the 1999 plan which, provided that our common stock is listed on the American Stock Exchange, will be the closing sale price of our common stock on the American Stock Exchange for the last preceding date prior to the date we grant the new options on which there was a sale of our common stock on the American Stock Exchange. Because we will not grant new options until at least six months and one day after the date we cancel options tendered and accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options.

         Payment of Exercise Price. Exercise of options under the 1999 plan may be paid in cash, certified or cashier's check or delivery of certificates representing shares of our common stock endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange. Any shares of our common stock tendered by a non-employee director as payment of the exercise price will be valued at the fair market value on the date of exercise of the option.

         Vesting and Exercise. Options granted under the 1999 plan vest 100% six months after the date of grant and 100% on the date the option holder no longer serves as a member of our

                                    19


board of directors for any reason, and, in each instance, are fully exercisable at that time. Options granted under the 1999 plan will automatically vest 100% on the date that the option holder no longer serves as a member of our board of directors for any reason.

         Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting our stock, a substitution or adjustment will be made in (a) the aggregate number and kind of shares of stock reserved and available for issuance under the 1999 plan and (b) the number and option price of shares subject to outstanding options granted under the 1999 plan as may be determined by the committee administering the 1999 plan, provided that the number of shares subject to any option granted under the 1999 plan will always be a whole number.

         Registration of Shares of our Common Stock. All shares of our common stock issuable upon exercise of options granted under the 1995 plan or the 1999 plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed by us with the SEC. Unless you are one of our affiliates, you will be able to sell the shares of our common stock issued to you upon exercise of your new options free of any transfer restrictions under applicable securities laws.


9.       CERTAIN INFORMATION ABOUT US AND OUR CONTROLLING PERSONS.

         General.

         Congoleum is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Our sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufacturing housing, new construction and commercial applications. Congoleum's principal executive offices are located at 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127 and our telephone number is (609) 584-3000.

         American Biltrite, as of December 3, 2001, beneficially owns an approximate 57% equity interest in Congoleum. American Biltrite is a Delaware corporation and its common stock is quoted on the American Stock Exchange under the symbol "ABL." American Biltrite's principal executive offices are located at 57 River Street, Wellesley Hills, Massachusetts 02481-2097 and its telephone number is (781) 237-6655.

         Based on joint filing on Schedule 13D, as amended, by American Biltrite, Roger S. Marcus, Richard G. Marcus, Natalie S. Marcus, William M. Marcus and Cynthia S. Marcus (collectively referred to in this offer to exchange as the "controlling group") relating to their beneficial ownership of shares of our common stock, the controlling group beneficially owns an approximate 57% equity interest in Congoleum. In addition, according to American Biltrite's proxy statement for its annual meeting of stockholders held on May 8, 2001, filed with the SEC on March 28, 2001, Roger S. Marcus, Richard G. Marcus, Natalie S. Marcus, William M. Marcus and Cynthia S. Marcus may be deemed to constitute a group under Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to the shares of common stock of American Biltrite that they own. According to that proxy statement, those persons, as a group, beneficially own an approximate 59% equity interest in American Biltrite. The address of Natalie S. Marcus

                                    20


and Cynthia S. Marcus is: c/o American Biltrite, 57 River Street, Wellesley Hills, Massachusetts 02481-2097

         Certain Financial Information.

         The following table sets forth selected consolidated financial and operating data for Congoleum. The selected historical statement of operations data for the years ended December 31, 2000 and 1999 and the selected historical balance sheet data as of December 31, 2000 and 1999 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 28, 2001, as amended by our amended annual report on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on September 24, 2001, that have been audited by Ernst & Young LLP, independent accountants. The selected historical statement of operations data for the nine months ended September 30, 2001 and 2000 and the selected historical balance sheet data as of September 30, 2001 and 2000 have been derived from the consolidated financial statements included in our quarterly report on Form 10-Q for the nine months ended September 30, 2001, filed with the SEC on November 9, 2001, which financial statements are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.


               [FINANCIAL INFORMATION TO FOLLOW ON NEXT PAGE]


                                    21

                                                                   At or For the Year                     At or For the Nine
                                                                          Ended                              Months Ended
                                                                      December 31,                           September 30,

                                                                2000                  1999               2001              2000
                                                                ----                  ----               ----              ----
                                                                          (In thousands, except per share data)
Statement of Operations Data:
Net sales............................................        $ 224,644             $ 246,006            166,598          173,109
Gross profit.........................................           54,271                69,447             41,695           40,500
Income (loss) from continuing operations.............           (7,841)               12,019              1,160             (371)
Net income (loss)                                               (8,129)                4,928             (2,352)          (2,412)

Balance Sheet Data:
Total current assets.................................        $ 111,160             $ 113,546           $ 94,792           99,355
Total noncurrent assets..............................          127,891               118,271            124,345          121,514
Total current liabilities............................           62,112                53,825             45,165           46,893
Total noncurrent liabilities.........................          147,629               137,862            147,014          136,455

Per Share Data:
Income (loss) per common share from continuing
operations, basic and diluted........................          $ (0.95)               $ 1.38           $   0.14          $ (0.04)

Net income (loss) per common share, basic and diluted          $ (0.98)               $ 0.57           $  (0.28)         $ (0.29)
Book value per common share(1).......................          $  3.54                $ 4.82           $   3.26           $ 4.54


                                                                                                Nine
                                                                                            Months Ended
                                             Years Ended December 31,                    September 30, 2001
                                             ------------------------                    ------------------

                                 2000      1999      1998      1997      1996
                                 ----      ----      ----      ----      ----
  Ratio of earnings
  to fixed charges(2)            (3)       1.46      2.14      2.10      3.10                    (4)


See Section 16 (Additional Information) for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.


-----------

(1) Book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at December 31, 2000 and 1999 and September 30, 2001 and 2000, as applicable.

(2)  The ratio of earnings to fixed charges is computed in accordance with item 503(d) of Regulation S-K.

(3) Our fixed charges exceeded our earnings by approximately $9,278,710 for the year ended December 31, 2000.

(4) Our fixed charges exceeded our earnings by approximately $3,568,862 for the nine months ended September 30, 2001.

                                    22


10. INTERESTS OF DIRECTORS AND OFFICERS AND CONTROLLING PERSONS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         A list of our directors and executive officers and the directors and officers of American Biltrite is attached to this offer to purchase as Schedule A. As of December 3, 2001, our executive officers and directors as a group beneficially owned options outstanding under the 1995 plan and the 1999 plan to purchase a total of 565,500 shares of our common stock, which represented approximately 82% of the shares subject to all options outstanding under those plans as of that date. The executive officers of American Biltrite and any other persons that are part of the controlling group but who are not directors or executive officers of Congoleum do not directly own any options in addition to the options that were granted to them in their capacity as either directors or officers of Congoleum. All of the options held by these persons are eligible to be tendered in the offer. We have been advised that most of our executive officers and directors intend to tender options pursuant to this offer.

         Pursuant to the terms of a Personal Services Agreement dated March 11, 1993, as amended, between us and American Biltrite, American Biltrite agreed that Roger S. Marcus would serve as our Chief Executive Officer and in connection therewith, would devote substantially all of his time to his duties in such capacity; provided, however, that Mr. Marcus would be entitled to remain as a director and executive officer of American Biltrite. The Personal Services Agreement has an initial term of five years and has been extended for an additional five years, subject to earlier termination in the event of death, disability, cause or the termination of Mr. Marcus' affiliation with American Biltrite, and may be further extended for successive one-year periods if the parties so elect. Effective February 8, 1995, the Personal Services Agreement was amended to provide, among other things, that Richard G. Marcus will serve as our Vice Chairman. For the year ended December 31, 2000, we paid $562,000 pursuant to the amended Personal Services Agreement.

         Pursuant to the terms of a Business Relations Agreement dated March 11, 1993, as amended, between us and American Biltrite (i) we granted American Biltrite the right to purchase our vinyl and vinyl composition tile at a price equal to the lower of 120% of our fully absorbed manufacturing costs for such tile and the lowest price paid by any of our other customers and the exclusive right and license (including the right to sublicense) to distribute such tile in Canada, (ii) American Biltrite granted us the non-exclusive right to purchase floor tile and urethane from American Biltrite at a price equal to the lower of 120% of American Biltrite's fully absorbed manufacturing costs for such products and the lowest price paid by any of American Biltrite's other customers, (iii) we agreed to reimburse American Biltrite for any insurance premiums retroactively imposed relating to claims against American Biltrite in connection with the business or operation of the American Biltrite's Amtico Tile Division (other than certain specified claims) and (iv) American Biltrite agreed to have its tape division supply paper slitting services to us at a cost equal to American Biltrite's internally allocated costs for providing such services immediately prior to on or about February 28, 1993. The agreements referred to clauses (i) and (ii) above terminate on the fifteenth anniversary of the date of the Business Relations Agreement, subject to renewal for successive one-year periods if the parties so elect. The agreement referred to in clause (iv) above is terminable at any time by our board of directors or American Biltrite. The Business Relations Agreement has an initial term of fifteen years and may be extended for successive one-year periods if the parties so elect. For the twelve months

                                    23


ended December 31, 2000, we had purchases of $6.8 million from American Biltrite and sales of $0.4 million pursuant to this Business Relations Agreement.

         There have been no transaction in options to purchase our common stock or in our common stock which were effected during the past 60 days by Congoleum or, to our knowledge, by any executive officer, director, subsidiary or affiliate of Congoleum, or American Biltrite or any executive officer, director, subsidiary or affiliate of American Biltrite, or the controlling group or any of their affiliates.


11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options previously granted under the 1995 plan or the 1999 plan and accepted by us for exchange will be canceled and the shares of our common stock that were subject to those options will be returned to the pool of options available for issuance under the 1995 plan or the 1999 plan, as applicable. Those shares of our common stock may be available for future option grants to eligible participants under the 1995 plan or 1999 plan, as applicable, without further shareholder action (except as required by applicable law or the rules of the American Stock Exchange or any other securities exchange on which our common stock is then listed).

         We believe that we will not incur any compensation expense relating to the grant of the new options because:

         o we will not grant any new options or any other additional options outside of the offer until a business day that is at least six months and one day after the date that we cancel the options accepted for exchange; and

         o the exercise price of all new options will equal 100% of the fair market value of the common stock on the date we grant the new options.

         We may incur compensation expense, however, if we grant any new options or any other additional options outside of the offer having an exercise price less than the exercise price of the options being tendered in exchange for the new options to any tendering option holder before the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we could be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeded the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options.

         We have decided to make the offer rather than grant additional options because granting large numbers of new options could have a negative dilutive effect on our outstanding shares and a negative impact on our earnings per share. In addition, there are not enough shares of our common stock reserved for issuance under the 1995 plan to grant to the employees eligible to participate in the offer additional options to purchase that number of shares of our common stock

                                    24


that are subject to their outstanding options. In order for us to be able to issue under the 1995 plan additional options to purchase that number of shares of our common stock, as well as have a sufficient number of shares of stock reserved under the 1995 plan for future issuances of options to our employees, we would have to amend the 1995 plan, which amendment would require shareholder approval. To obtain such approval, we would have to incur costs and endure time delays to satisfy federal and state laws relating to obtaining this approval.


12.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our issuance of new options in exchange for the options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.


13.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of certain U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This summary assumes that no option holder has paid any consideration for any options. This summary also does not address any aspect of state, local, or foreign tax laws. We recommend that you consult your tax advisor with respect to the foreign, state and local tax consequences of participating in the offer.

         General

         We believe that if you exchange outstanding stock options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income.

                                    25


         U.S. Federal Income Tax Consequences of Non-Qualified Stock Options

         Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares you purchase pursuant to the exercise of the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

         The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive or non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

         We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.


14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including without limitation by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public

                                    26


announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

         (a) (1) we increase or decrease the amount of consideration offered for the options;

             (2) we decrease the number of options eligible to be tendered in the offer; or

             (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

         (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.


16.      ADDITIONAL INFORMATION

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials before making a decision on whether to tender your options:

                                    27


         o our Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 28, 2001, as amended by our Amended Annual Report on Form 10-K/A for the year ended December 31, 2000, filed September 24, 2001;

         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed May 11, 2001;

         o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 10, 2001, as amended by our Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001, filed on September 24, 2001;

         o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 9, 2001; and

         o the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on February 1, 1995, pursuant to Section 12(b) of the
               Securities Exchange Act of 1934.


         Our SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                           450 Fifth Street, N.W.
                                 Room 1300
                           Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the American Stock Exchange under the symbol "CGM."

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                           Congoleum Corporation
                           3500 Quakerbridge Road
                               P.O. Box 3127
                     Mercerville, New Jersey 08619-0127
                  Attn: Howard N. Feist or Sidharth Nayar

or by telephoning Howard N. Feist, our Chief Financial Officer, at (609) 584-3586, or Sidharth Nayar, our Senior Vice President - Finance, at (609) 584-3587, between the hours of 9:00 a.m. and 5:00 p.m., New York City time.

                                    28


         The information contained in this offer to exchange about Congoleum should be read together with the information contained in the documents to which we have referred you.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.


17.      FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

         The offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in the offer to exchange, the words "anticipate," believe," "estimate," "expect," intend" and plan" and similar expressions as they relate to Congoleum or our management are intended to identify these forward-looking statements. The statements contained in the offer that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that our expectations are based on reasonable assumptions, within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include: (i) increases in raw material prices,
(ii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than us, (iii) unfavorable developments in the national economy or in the housing industry in general, (iv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of our facilities or distributors, (v) the future cost and timing of payments associated with environmental, product and general liability claims, (vi) changes in distributors of our products and (vii) other matters disclosed from time-to-time in our filings with the SEC.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to other information that we have referred you to. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than those contained herein or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by us.

                                                      CONGOLEUM CORPORATION

December 4, 2001


                                    29



                                 SCHEDULE A

         Our directors and executive officers and their positions as of December 3, 2001 are set forth in the following table:


Name                                        Position and Offices Held

Roger S. Marcus.............................Chairman, President and Chief Executive Officer
Robert N. Agate   ..........................Executive Vice President
David W. Bushar   ..........................Senior Vice President - Manufacturing
Michael L. Dumont ..........................Senior Vice President - Sales
Howard N. Feist   ..........................Chief Financial Officer and Secretary
Dennis P. Jarosz  ..........................Senior Vice President - Marketing
Sidharth Nayar    ..........................Senior Vice President - Finance
Thomas A. Sciortino.........................Senior Vice President - Administration
Merrill M. Smith  ..........................Senior Vice President - Technology
Cyril C. Baldwin, Jr........................Director
John N. Irwin     ..........................Director
Mark N. Kaplan    ..........................Director
Richard G. Marcus ..........................Vice Chairman
William M. Marcus ..........................Director
Mark S. Newman    ..........................Director
C. Barnwell Straut..........................Director

         The address of each director and executive officer of Congoleum is: c/o Congoleum Corporation, 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127.

         The directors and executive officers of American Biltrite and their positions as of December 3, 2001 are set forth in the following table:


Name                                        Position and Offices Held

Roger S. Marcus.............................Chairman of the Board and Chief Executive Officer
Richard G. Marcus...........................President and Chief Operating Officer and Director
William M. Marcus...........................Executive Vice President, Treasurer and Director
Howard N. Feist.............................Vice President - Finance and Chief Financial Officer
Gilbert K. Gailius..........................Vice President - Strategic Planning and Director
J. Dennis Burns.............................Vice President and General Manager, Tape Division
John C. Garrels III.........................Director
Frederick H. Joseph.........................Director
Mark N. Kaplan..............................Director
James S. Marcus   ..........................Director
Natalie S. Marcus...........................Director
Kenneth I. Watchmaker.......................Director


         The address of each director and executive officer of American Biltrite is: c/o American Biltrite, 57 River Street, Wellesley Hills, Massachusetts 02481-2097.


                                    A-1






                           CONGOLEUM CORPORATION

                   OFFER TO EXCHANGE OUTSTANDING OPTIONS
                              FOR NEW OPTIONS










                         --------------------------

Any questions or requests for assistance or additional copies of any documents incorporated by reference into this offer to exchange may be directed to Howard B. Feist, our Chief Financial Officer, or Sidharth Nayar, our Senior Vice President - Finance, at 3500 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619-0127 or by facsimile at (609) 584-3685.

                        ---------------------------

                              December 4, 2001